UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified in Its Charter)

Special Opportunities Fund, Inc.

c/o Bulldog Investors, LLP

Attn: Phillip Goldstein

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

Cell: 914 260-8248

Fax: 201 556-0097

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Bulldog Investors, LLP

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

201-556-0092

info@bulldoginvestors.com

April 30, 2025

Dear Fellow Shareholders of Tejon Ranch Co.

We have a large investment in Tejon Ranch because we, as almost everyone -- including management -- believe Tejon’s current stock price does not reflect its intrinsic value. That is why we are seeking to elect three nominees to its ten-member Board of Directors. That prospect is apparently so scary to the incumbent directors that they have committed to spending a mind-boggling $3,350,000 of your money to retain their positions, which affirms our belief that there is a dire need for directors who are committed to reining in expenses.

Management says shareholders should be patient because it may take another 25 years for the market to recognize Tejon’s value. But that is pretty much what it has been saying for many years. We say, enough is enough. As we see it, you have two choices. If you are satisfied with Tejon’s share price performance since you first invested, you should vote for the incumbent board and the status quo. If not, you should vote for our nominees who intend to take a fresh look at things like capital allocation, executive compensation, communication and transparency, and expenses.

In sum, our nominees are committed to push for increased free cash flow and earnings and to narrow the gap between the market price of Tejon’s shares and its intrinsic value. If you agree with our goal of increasing Tejon’s share price, please vote FOR our nominees and WITHHOLD on management’s nominees on the enclosed GREEN proxy card.

Respectfully,

Phillip Goldstein	Andrew Dakos
Managing Partner	Managing Partner

PLEASE RETURN THE ENCLOSED GREEN PROXY CARD TO VOTE FOR OUR NOMINEES. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MAY VOTE ONLINE AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-454-8683. IF YOU HAVE ALREADY RETURNED MANAGEMENT’S PROXY CARD (EVEN IF YOU VOTED FOR OUR NOMINEES OR AGAINST THE BOARD’S NOMINEES), YOU STILL NEED TO VOTE OUR GREEN PROXY CARD TO OVERIDE IT.

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR PROXY, PLEASE CALL INVESTORCOM AT 1-877-972-0090.